200 Berkeley Street Boston, Massachusetts 02116 (617) 572-9197 Email: jchoodlet@jhancock.com

James C. Hoodlet

Vice President and Chief Counsel

June 5, 2020

Re:	John Hancock Life Insurance Company of New York Separate Account B (the “Account”)

John Hancock Life Insurance Company of New York (the “Company”)

File Nos. 811-8329 and 333-238712, Pre-Effective Amendment # 1, Form N-6

(the “Registration Statement”)

Dear Madam/Sir:

As counsel to the Company, I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the above Registration Statement under the Securities Act of 1933 for registration of interests in the Account funding the Company’s flexible premium variable universal life insurance policies (the “Policies”).

In the course of preparing this opinion, I have reviewed the corporate records with respect to the Account, and such other matters as I deemed necessary and appropriate. Based on such review, I am of the opinion that the Policies (and interests therein) which are the subject of the Registration Statement will, when sold, be legally issued and represent binding obligations of the Company, the depositor for the Account.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/James C. Hoodlet

Vice President and Chief Counsel